UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 29, 2011

Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755

(Address of principal executive offices)

(603) 640-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On July 29, 2011, White Mountains Insurance Group, Ltd. issued a press release announcing its results for the three and six months ended June 30, 2011.  The press release furnished herewith is attached as Exhibit 99.1 to this Form 8-K.  Certain information included in the press release constitutes non-GAAP financial measures (as defined in Regulation G of the Securities and Exchange Commission).  Specifically, non-GAAP financial measures disclosed in the press release are adjusted comprehensive income, adjusted book value per share, Esurance’s adjusted expense ratio and Esurance’s adjusted combined ratio.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive income is a non-GAAP financial measure that excludes the change in equity in net unrealized gains and losses from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income.  In the calculation of comprehensive income under GAAP, fixed maturity investments are marked-to-market while the liabilities to which those assets are matched are not.  Symetra attempts to earn a “spread” between what it earns on its investments and what it pays out on its products.  In order to try to fix this spread, Symetra invests in a manner that tries to match the duration and cash flows of its investments with the required cash outflows associated with its life insurance and structured settlements products.  As a result, Symetra typically earns the same spread on in-force business whether interest rates fall or rise.  Further, at any given time, some of Symetra’s structured settlement obligations may extend 40 or 50 years into the future, which is further out than the longest maturing fixed maturity investments regularly available for purchase in the market (typically 30 years).  For these long-dated products, Symetra is unable to fully match the obligation with assets until the remaining expected payout schedule comes within the duration of securities available in the market.  If at that time, these fixed maturity investments have yields that are lower than the yields expected when the structured settlement product was originally priced, the spread for the product will shrink and Symetra will ultimately harvest lower returns for its shareholders.  GAAP comprehensive income increases when rates decline, which would suggest an increase in the value of Symetra - the opposite of what is happening to the intrinsic value of the business.  Therefore, White Mountains’ management and Board of Directors use adjusted comprehensive income when assessing Symetra’s quarterly financial performance.  In addition, this measure is typically the predominant component of change in adjusted book value per share, which is used in calculation of White Mountains’ performance for both short-term (annual bonus) and long-term incentive plans.  A schedule is included in Exhibit 99.1 to this Form 8-K that reconciles adjusted comprehensive income to GAAP comprehensive income.

Adjusted book value per share is a non-GAAP measure which is derived by expanding the GAAP calculation of book value per White Mountains common share to exclude equity in net unrealized gains and losses from Symetra’s fixed maturity portfolio, net of applicable taxes.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized.  A schedule is included in Exhibit 99.1 to this Form 8-K that reconciles adjusted book value per share to GAAP book value per share.

Esurance’s adjusted expense ratio and adjusted combined ratio are non-GAAP financial measures. To calculate the adjusted expense ratio and adjusted combined ratio, acquisition expenses are reduced by referral fee revenue. Referral fee revenue, which is recorded as a component of other revenues under GAAP, represents fees that Esurance receives for referring customers for whom it does not write policies to other insurance carriers and aggregators.  Management believes that Esurance’s adjusted expense ratio and adjusted combined ratio are better measures to evaluate Esurance’s underwriting results than its GAAP expense ratio and GAAP combined ratio because the expenses that are incurred to acquire policyholders at Esurance, particularly advertising expenses, also lead to referral fee revenue.  The reconciliation of Esurance’s adjusted expense ratio and adjusted combined ratio to its GAAP expense ratio and GAAP combined ratio follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
GAAP expense ratio	32%	30%	32%	31%
Referral fees	(2)%	(2)%	(2)%	(2)%
Adjusted expense ratio	30%	28%	30%	29%
GAAP combined ratio	103%	103%	104%	105%
Referral fees	(2)%	(2)%	(2)%	(2)%
Adjusted combined ratio	101%	101%	102%	103%

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1 Press Release of White Mountains Insurance Group, Ltd. dated July 29, 2011, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
DATED: July 29, 2011	By:	/s/ J. BRIAN PALMER
J. Brian Palmer
Vice President and
Chief Accounting Officer